EXHIBIT 12

                      METROMEDIA INTERNATIONAL GROUP, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                 (IN THOUSANDS)

                                                                                                  YEARS ENDED
                                                             YEARS ENDED DECEMBER 31,            FEBRUARY 28,
                                                        -----------------------------------  ---------------------
                                                           1997         1996        1995        1995       1994
                                                        -----------  ----------  ----------  ----------  ---------
EARNINGS:
Loss from continuing operations before income taxes
  attributable to common stockholders.................  $  (140,464) $  (71,732) $  (36,265) $  (19,141) $  (7,334)
Additional losses of majority-owned joint ventures not
  consolidated........................................         (586)     --          --          --         --
Excess (income) losses of
  fifty-percent-owned joint ventures..................        5,029       3,405       2,328         554        (16)
Equity in (income) losses of less than
  fifty-percent-owned joint ventures..................        1,465       2,170       1,088         449         80
Income distributions from less than fifty-percent-
  owned joint ventures................................          940         300      --          --         --
Minority interest.....................................       (8,893)       (666)       (188)       (221)       (34)
                                                        -----------  ----------  ----------  ----------  ---------
  Adjusted loss.......................................  $  (142,509) $  (66,523) $  (33,037) $  (18,359) $  (7,304)
                                                        -----------  ----------  ----------  ----------  ---------
                                                        -----------  ----------  ----------  ----------  ---------
FIXED CHARGES:
Interest expense, including amortization of debt
  discount............................................  $    20,922  $   19,090  $    5,935  $    1,109  $     348
Portion of rent expense representative of the interest
  factor..............................................        1,572         435         303         205         47
Preferred stock dividend requirement..................        4,336      --          --          --         --
                                                        -----------  ----------  ----------  ----------  ---------
  Total fixed charges.................................  $    26,830  $   19,525  $    6,238  $    1,314  $     395
                                                        -----------  ----------  ----------  ----------  ---------
                                                        -----------  ----------  ----------  ----------  ---------
Ratio of earnings to fixed charges....................      (A)         (A)         (A)         (A)         (A)
                                                        -----------  ----------  ----------  ----------  ---------
                                                        -----------  ----------  ----------  ----------  ---------

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(A) The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings are defined as pre-tax earnings or loss from continuing operations of the Company plus (i) its majority-owned subsidiaries, whether or not consolidated, (ii) its proportionate share of any-fifty-percent-owned joint ventures, and (iii) any income received from less-than fifty-percent-owned joint ventures. Fixed charges include interest on all debt of continuing operations (including amortization of debt discount) plus the interest component of operating rents (deemed to be one-third) and dividends on preferred stock. The ratio of earnings to fixed charges of the Company was less than 1.00 for each of the years ended December 31, 1997, 1996 and 1995 and for each of the years ended February 28, 1995 and 1994; thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods. The deficiency in earnings to fixed charges for each of the years ended December 31, 1997, 1996 and 1995 and for each of the years ended February 28, 1995 and 1994 were $142.5 million, $66.5 million, $33.0 million, $18.4 million, and $7.3 million, respectively.

    In addition, the Company has guaranteed the debt of certain of its Joint Ventures. The interest expense associated with the debt that has been guaranteed by the Company was $74,000 for the year ended December 31, 1997.